EXHIBIT 8

[Letterhead of Arent Fox PLLC]

April 12, 2004

Washington Real Estate Investment Trust

6110 Executive Boulevard

Suite 800

Rockville, MD 20852

Gentlemen:

We have acted as counsel to Washington Real Estate Investment Trust, a real estate investment trust organized under the laws of Maryland (the “Trust”), in connection with the Form S-3 registration statement (the “Registration Statement”) being filed by the Trust with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the offering from time to time, as set forth in the prospectus contained in such Registration Statement (the “Prospectus”) and as to be set forth in one or more supplements to the Prospectus, of up to $502,979,150 aggregate offering price of (i) one or more series of the Trust’s debt securities, (ii) one or more series of the Trust’s preferred shares of beneficial interest, (iii) the Trust’s common shares of beneficial interest and/or (iv) warrants to purchase Common Shares.

In rendering this opinion, we have reviewed such documents as we have considered necessary or appropriate. In addition, in rendering this opinion, we have relied as to certain factual matters upon the statements and representations contained in the certificate provided to us by the Trust dated April 8, 2004 (the “Certificate”). We have also assumed, with your approval, that the statements and representations made in the Certificate are true and correct and that the Certificate has been executed by an appropriate and authorized officer of the Trust.

Based upon our review of the Internal Revenue Code of 1986 (the “Code”), Treasury Regulations thereunder, judicial authority and current administrative rulings, the Trust’s Declaration of Trust, the actual operations of the Trust to date and the proposed continuing method of operation of the Trust, as set forth, or incorporated by reference, in the Prospectus and assuming that the Trust will continue to operate in the manner in which it has to date, according to the policies and in the manner stated in its Declaration of Trust and as set forth, or incorporated by reference, in the Prospectus, (a) the Trust, commencing with its taxable year ended December 31, 1999, has been organized in conformity with the requirements for

April 12, 2004

qualification as a Real Estate Investment Trust, (b) its proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a Real Estate Investment Trust, and (c) under present law the federal income tax treatment of the Trust will be as set forth in the Prospectus under the heading “Description of Shares — Taxation.” This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

The Trust’s qualification as a Real Estate Investment Trust will depend upon the continuing satisfaction by the Trust of the requirements of the Code relating to qualification for Real Estate Investment Trust status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of share ownership, asset composition, source of income and record keeping. We do not undertake to monitor whether the Trust actually has satisfied or will satisfy the various Real Estate Investment Trust qualification tests.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Description of Shares – Taxation” in the Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations thereunder.

Very truly yours,

/s/ ARENT FOX PLLC